EXHIBIT 99.1

Special Dividend Information
Please read this information carefully before making your election.

•You have received this election form because records show that you owned shares of common stock, $0.01 par value per share (the “Common Stock”), of OUTFRONT Media Inc. (the “Company”) as of the close of business on November 15, 2024.
•On November 12, 2024, the Company declared a special dividend of $0.75 per share on the Common Stock payable on December 31, 2024, to stockholders of record at the close of business on November 15, 2024. This special dividend represents the projected balance of 100% of the Company’s 2024 distributable real estate investment trust (“REIT”) income to date over the cash dividends previously paid in 2024.
•Approximately $0.30 per share, or $49.8 million, of the special dividend will be paid in cash (exclusive of cash paid in lieu of fractional shares) (the “Cash Amount”), and approximately $0.45 per share, or $74.7 million, of the special dividend will be paid in shares of Common Stock. Stockholders will have the option to elect to receive their special dividend either in all cash or all shares of Common Stock, however, the aggregate amount of cash to be distributed will be equal to the Cash Amount, with the balance of the special dividend payable in the form of Common Stock. If the aggregate amount of stockholder cash elections exceeds the Cash Amount, then the payment of such cash elections will be made on a pro rata basis to stockholders who made the cash election such that the aggregate amount paid in cash to such stockholders equals the Cash Amount, with the balance paid in shares of Common Stock. Stockholders electing all shares, or failing to make an election, will receive all shares of Common Stock, unless the Cash Amount has not been met, in which case, those stockholders not making an election will receive cash on a pro rata basis until the Cash Amount has been met, with the balance paid in shares of Common Stock. If the Cash Amount has not then been met, the remaining cash will be allocated on a pro rata basis to those electing shares, with the balance paid in shares of Common Stock.
•If your election form is not received by Equiniti Trust Company, LLC, the election and disbursing agent, at the address indicated on the election form by 5:00 p.m., Eastern Standard Time, on December 13, 2024, or is otherwise invalid, you will be deemed to have made a share election and will receive your portion of the special dividend in shares of Common Stock (with the exception of cash paid in lieu of fractional shares), unless the Cash Amount has not been met, in which case, those not making an election will receive cash on a pro rata basis until the Cash Amount has been met, with the balance paid in shares of Common Stock. Your election is revocable until 5:00 p.m., Eastern Standard Time, on December 13, 2024, after which your election is irrevocable. You may revoke your election by submitting a new, properly completed election form bearing a later date than your previously submitted election form.
•Fractional shares of common stock will not be issued. Stockholders who would otherwise be entitled to receive fractional shares will receive a cash payment in lieu of fractional shares. Payments for fractional shares will not count toward the Cash Amount.
•The amount of shares of Common Stock distributed will be determined based on the results of the stockholder elections and the volume weighted average price of the Common Stock for the three trading days commencing on December 16, 2024.
•All Common Stock issued in connection with the special dividend will be issued in book-entry form.
•If your shares of Common Stock are held in the name of a bank or broker, please promptly inform the bank or broker of your election.
•The Company will resolve, in its sole discretion, any question as to the validity, form, eligibility (including time of receipt) and acceptance by the Company of any election for, and the Company’s decision regarding any such questions shall be final and binding. The Company reserves the right to reject, in its sole discretion, any and all election forms that it decides are not in proper form, not received by the election deadline, ineligible or otherwise invalid or the acceptance of which may, in the opinion of its counsel, be unlawful. The Company also reserves the right to waive any defect or irregularity in the election form submitted by any particular stockholder, whether or not similar defects or irregularities are waived for other stockholders. No valid election will be deemed to have been made until all defects or irregularities have been cured or waived to the Company’s satisfaction. Neither the Company nor the election and disbursing agent or any other person will be under any duty to give notification of any defects or irregularities in election forms or incur any liability for failure to give any such notification. The Company’s interpretation of the terms and conditions of the special dividend shall be final and binding.

•Before making your election, you are urged to read carefully the Company’s filings with the Securities and Exchange Commission (the “SEC”), including but not limited to the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 22, 2024.